Exhibit 5.1

201 ST. CHARLES AVENUE NEW ORLEANS, LOUISIANA 70170-5100 504-582-8000 FAX 504-582-8583 www.joneswalker.com

March 9, 2015

Hancock Holding Company

One Hancock Plaza

2510 14th Street

Gulfport, Mississippi 39501

Ladies and Gentlemen:

We have acted as special counsel to Hancock Holding Company, a Mississippi corporation (the “Company”), in connection with the public offering of $150,000,000 of 5.95% Subordinated Notes due 2045 of the Company (the “Notes”) to be offered and sold by the Company pursuant to (i) a preliminary prospectus supplement dated March 2, 2015 and (ii) a final prospectus supplement dated March 2, 2015 and the accompanying prospectus dated March 2, 2015 that form part of the Company’s effective registration statement on Form S-3 (File No. 333-202407) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission on March 2, 2015 under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are to be issued pursuant to the provisions of the Indenture, dated March 9, 2015 (the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, and the Officer’s Certificate establishing the terms of the Notes (together with the Base Indenture, the “Indenture”), and to be sold pursuant to an Underwriting Agreement dated as of March 2, 2015 (the “Underwriting Agreement”) between the Company and Morgan Stanley & Co. LLC, as representative of the several underwriters listed in Schedule II thereto.

In connection with rendering the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and government officials and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including: (i) the articles of incorporation of the Company, as amended; (ii) the bylaws of the Company, as amended; (iii) the resolutions adopted by the Board of Directors of the Company at a meeting held on February 25, 2015; (iv) the resolutions adopted by the Special Pricing Committee of the Board of Directors of the Company at a meeting held on March 2, 2015; (v) the Indenture; and (vi) such other records of the Company, certificates of the Company’s officers and public officials, and such other documents as we have deemed relevant. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents

ALABAMA  •  ARIZONA  •  CALIFORNIA  •   DISTRICT OF COLUMBIA  •  FLORIDA  •  GEORGIA  •  LOUISIANA  •  MISSISSIPPI   •

NEW YORK  •  OHIO  •  TEXAS

Hancock Holding Company

March 9, 2015

furnished to us by the Company without independent verification of their accuracy and upon such other documents, records, certificates and other instruments, including certificates or other written or oral advice of public officials and officers of the Company, as we considered necessary or appropriate in connection with rendering the opinions expressed below.

In our examination of such documents, we have assumed without independent verification (i) that each of the documents and instruments reviewed by us has been duly authorized, executed and delivered by each of the parties thereto other than the Company and is enforceable against such parties in accordance with the terms thereof; (ii) the authenticity of all documents and instruments submitted to us as originals; (iii) the conformity to the originals of all documents and instruments submitted to us as conformed, certified or photostatic copies; (iv) the accuracy and completeness of all corporate records made available to us by the Company and its subsidiaries; (v) the absence of any other documents, instruments, records, agreements or understandings that alter, modify or change the validity or accuracy of the representations made to us orally or as set forth in any documents, instruments, records or agreements provided to or reviewed by us; (vi) the genuineness of all signatures on all documents and instruments examined by us; and (vii) the power and legal capacity of all persons (other than the Company and its subsidiaries) who have executed documents reviewed by us hereunder.

Based on the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

Our opinions expressed above regarding the enforceability of certain of the Company’s obligations are subject to the qualification that enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) including without limitation concepts of materiality, reasonableness, good faith and fair dealing, (iii) public policy considerations that may limit the rights of parties to obtain certain remedies, (iv) laws or public policy considerations that may limit the enforceability of provisions relating to indemnification, exculpation or contribution, (v) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit, (vi) the effects of applicable laws requiring the mitigation of damages and (vii) the possible unenforceability of contractual provisions providing for choice of governing law or venue, permitting only written contract modifications or waivers, granting or limiting rights of third parties, providing for the waiver of unmatured rights, permitting parties to enforce rights without providing an opportunity to cure, or permitting terms of a contract to be severed.

In connection with the opinion expressed above, we have assumed that the Indenture and the Notes are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). Also, in rendering the foregoing opinion, we have assumed that neither the execution and delivery by the Company of any agreements

Hancock Holding Company

March 9, 2015

relating to the Notes nor the performance by the Company of its obligations thereunder (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, (iii) violates or will violate any law, rule or regulation to which the Company or its property is subject or (iv) requires the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

The foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Mississippi, and in each case, without giving effect to the conflicts of laws principles applicable to such state laws, and we express no opinion as to the laws of any other jurisdiction.

All opinions rendered herein are as of the date hereof and are based upon the circumstances that exist at the present time, including, without limitation, statutes, cases, regulations, facts and circumstances as they currently exist, all of which are subject to change. We assume no obligation to update or supplement this letter or the opinions given herein to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws or interpretations thereof which may hereafter occur.

Except as to the matters, documents and transactions specifically addressed herein, we express no opinion whatsoever, and no opinion whatsoever is to be inferred, as to any other matter, document or transaction. This opinion addresses the legal matters specifically set forth herein and is not and should not be deemed to be either (i) a representation or opinion as to any factual matters or (ii) a warranty that a court considering any such legal matters would not rule in a manner contrary to the opinions set forth above.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the general rules and regulations of the Commission.

Very truly yours,

/s/ Jones Walker L.L.P.

Jones Walker L.L.P.